Exhibit 99.1

          ENTERTAINMENT PROPERTIES ANNOUNCES THIRD QUARTER 2005 RESULTS

Kansas City, MO, October 26, 2005, -- Entertainment Properties Trust (NYSE:EPR), today announced record financial results for the third quarter ended September 30, 2005.

Net income available to common shareholders for the third quarter ended September 30, 2005 increased 6.5% to $14.9 million from $14.0 million for the same quarter last year. On a per share basis, net income available to common shareholders increased 1.8% to $0.58 from $0.57 reported in the third quarter of 2004.

Funds From Operations (FFO) for the third quarter of 2005 increased 10.0% to $21.8 million from $19.8 million compared to the same quarter last year. On a fully diluted basis, FFO per share increased 6.3% to $0.85 per share from $0.80 per share for the same quarter last year.

For the nine months ended September 30, 2005, net income available to common shareholders increased 23.9% to $42.5 million from $34.3 million for the same period last year. On a per share basis, net income available to common shareholders increased 10.6% to $1.67 from $1.51 a year ago. FFO for the nine months ended September 30, 2005 increased 21.7% to $62.7 million from $51.6 million a year ago. On a fully diluted basis, FFO per share increased 10.3% to $2.46 per share from $2.23 per share for the same period last year.

INVESTMENT ACTIVITY

During the three months ended September 30, 2005, the Company invested approximately $17.9 million. The investments include the completion of the Grand Theatre 14 located in Hattiesburg, Mississippi. The Hattiesburg Grand Theatre 14 is operated by Southern Theatres and was completed for a total development cost (including land and building) of approximately $9.7 million. The land was purchased in 2005 by the Company for $2.0 million. This theatre is leased under a long-term triple-net lease. Additionally, the Company advanced approximately $3.2 million on existing theatre projects under development, and funded approximately $7.2 million of additional development in Canada. The Company currently has five theatre projects under development, including Huntsville, Alabama, Pensacola, Florida, Winston-Salem, North Carolina, Garner, North Carolina and Savannah, Georgia with total project budgets of approximately $69.0 million.


DIVIDENDS AND OTHER DEVELOPMENTS

On September 15, 2005 Entertainment Properties declared a regular quarterly dividend of $0.625 per common share, which was paid on October 14, 2005 to common shareholders of record on September 30, 2005. The third quarter cash dividend represents an annualized dividend amount of $2.50 per common share and represents an 11% increase compared to the third quarter last year. Also during the quarter, the Company declared cash dividends of $0.59375 per share on the 9.5% Series A Preferred Shares and $0.484375 per share on the 7.75% Series B Preferred Shares. These dividends were paid on October 14, 2005 to shareholders of record on September 30, 2005.

Entertainment Properties Trust will hold a quarterly earnings conference call on Thursday, October 27, 2005 at 10:00 a.m. Central Time. To participate, please call 800-597-0731. This conference call will be webcast live over the internet from the Company's website at WWW.EPRKC.COM.

                         ENTERTAINMENT PROPERTIES TRUST
                            UNAUDITED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                    THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                                        2005                2004                 2005               2004
                                                   ---------------    ----------------    ---------------    ----------------
Rental revenue                                     $   36,942         $    32,308          $    107,230      $      91,273
Tenant reimbursements                                   2,783               2,549                 8,853              7,135
Other income                                              602                 297                 2,489                393
Mortgage financing interest                             1,498                 -                   1,969                -
                                                   ---------------    ----------------    ---------------    ----------------
             Total revenue                             41,825              35,154               120,541             98,801

Property operating expense                              3,835               3,014                11,448              8,725
Other operating expense                                   806                 -                   1,969                -
General and administrative expense, excluding
   amortization of non-vested shares below              1,115               1,078                 4,293              3,685
Costs associated with loan refinancing                    -                   -                     -                1,134
Interest expense, net                                  11,005               9,457                30,766             28,301
Depreciation and amortization                           7,011               6,021                20,381             17,036
Amortization of non-vested shares                         423                 340                 1,282              1,021
                                                   ---------------    ----------------    ---------------    ----------------

             Income before income from joint
             ventures and minority interests           17,630              15,244                50,402             38,899

Equity in income from joint ventures                      184                 172                   546                482
Minority interests                                        -                   (62)                  -                 (982)
                                                   ---------------    ----------------    ---------------    ----------------

             Net income                            $   17,814         $    15,354          $     50,948      $      38,399


Preferred dividend requirements                        (2,916)             (1,366)               (8,437)            (4,097)
                                                   ---------------    ----------------    ---------------    ----------------
             Net income available to
             common shareholders                   $   14,898         $    13,988          $     42,511      $      34,302
                                                   ===============    ================    ===============    ================

Net income per common share:
     Basic                                         $     0.59         $      0.58          $       1.70      $        1.56
                                                   ===============    ================    ===============    ================
     Diluted                                       $     0.58         $      0.57          $       1.67      $        1.51
                                                   ===============    ================    ===============    ================


                         ENTERTAINMENT PROPERTIES TRUST
        RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO
                           FUNDS FROM OPERATIONS (A)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                       THREE MONTHS ENDED SEPTEMBER 30,    NINE MONTHS ENDED SEPTEMBER 30,
                                                       --------------------------------    -------------------------------
                                                            2005              2004               2005           2004
                                                       --------------   ---------------     --------------  -------------
Net income available to common shareholders           $       14,898   $        13,988     $       42,511  $      34,302
Add: Real estate depreciation and amortization                 6,844             5,778             20,057         16,347
Add: Allocated share of joint venture depreciation                61                59                181            163
                                                       --------------   ---------------     --------------  -------------
                  Basic Funds From Operations                 21,803            19,825             62,749         50,812

Add: Minority interest in net income                               -                 -                  -            750
                                                       --------------   ---------------     --------------  -------------
                  Diluted Funds From Operations       $       21,803   $        19,825     $       62,749  $      51,562
                                                       ==============   ===============     ==============  =============

FFO per common share:
     Basic                                            $         0.87   $          0.82     $         2.51  $        2.31
     Diluted                                                    0.85              0.80               2.46           2.23

Shares used for computation (in thousands):
     Basic                                                    25,086            24,031             24,995         21,997
     Diluted                                                  25,585            24,628             25,482         23,159

Other financial information:

     Straight-lined rental revenue                    $          602   $           665     $        1,647  $       1,635




     (A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles
          (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                  As of                    AS of
                                                            September 30, 2005       December 31, 2004
                                                            ------------------       -----------------
                                                               (unaudited)
                         ASSETS
Rental properties, net                                      $       1,237,307        $       1,121,409
Property under development                                             16,717                   23,144
Mortgage note and related accrued interest receivable                  42,473                        -
Investment in joint ventures                                            2,327                    2,541
Cash and cash equivalents                                               8,364                   11,255
Restricted cash                                                        11,712                   12,794
Intangible assets, net                                                 10,733                   10,900
Deferred financing costs, net                                          10,905                   12,730
Other assets                                                           23,650                   18,675
                                                            ------------------       ------------------
        Total assets                                        $       1,364,188        $       1,213,448
                                                            ==================       ==================

          LIABILITIES AND SHAREHOLDERS' EQUITY
Common dividends payable                                    $          15,767        $          14,097
Preferred dividends payable                                             2,916                    1,366
Unearned rents                                                            809                    1,634
Other liabilities                                                       8,271                   10,070
Long-term debt                                                        664,606                  592,892
                                                            ------------------       ------------------
        Total liabilities                                             692,369                  620,059

Minority interests                                                      5,466                    6,049
Shareholders' equity                                                  666,353                  587,340
                                                            ------------------       ------------------
        Total liabilities and shareholders' equity          $       1,364,188        $       1,213,448
                                                            ==================       ==================



ABOUT ENTERTAINMENT PROPERTIES TRUST
Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $1.3 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at WWW.EPRKC.COM.

Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2004.